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                                                                    EXHIBIT 99.1

                             FOR IMMEDIATE RELEASE

November 30, 1994

     Jack E. Pratt, Chairman of Hollywood Casino Corporation, and Lars-Erik Magnusson, Managing Director of Hotel Aquarius B.V., jointly announced today the settlement of the Litigation filed in United States District Court for the Southern District of New York on June 19, 1992. The Litigation, filed by Hotel Aquarius B.V., named as defendants a predecessor of Hollywood Casino Corporation, Pratt Hotel Corporation, Mr. Pratt and certain other members of the Pratt family and their affiliates, and Greate Bay Casino Corporation, formerly a subsidiary of Pratt Hotel Corporation. Hollywood Casino Corporation and its co-defendants had filed counterclaims against Hotel Aquarius B.V., Mr. Magnusson and their United States representative.

   All parties in the Litigation have executed full releases in favor of the opposing parties and have instructed their respective attorneys to immediately file the necessary papers in court to dismiss the litigation with prejudice.
The terms of the Settlement Agreement are confidential and will have no material effect upon the finances or operations of any of the parties. No further comments will be forthcoming from any party.